Exhibit 99.2

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

Integral Systems Revises Fiscal Year 2009 Sales and Earnings Guidance

Management Expects Softness to Continue Through End of Fiscal Year

Lanham, Md., April 29, 2009 — Integral Systems, Inc. (NASDAQ-ISYS) (“Company”) today revised its previous financial guidance for its fiscal year ending September 30, 2009.

Due to recent schedule delays on several large government contracts, the loss or cancellation of three government programs within the past two weeks, and continued weakness in the aerospace market, the Company is now projecting full-year revenue of approximately $170 million and net earnings of approximately $0.45 per share. Previous guidance called for revenue of approximately $176 million and net earnings of approximately $1.01 per share. The Company expects gross margin to decline compared to fiscal 2008 due to projected changes in the mix of lower margin services revenue versus higher margin product sales.

“Similar to others in our industry, including our customers, we are affected by the current recession. As a result, we are experiencing longer marketing and sales cycles and delays in government and commercial procurements,” said John Higginbotham, Chief Executive Officer of Integral Systems.

“Given the unpredictable current economic environment, we are carefully controlling our discretionary spending while continuing to invest in business development and compliance infrastructure to create future growth opportunities for the Company. Despite these challenges, Integral Systems is well positioned for growth and we expect to maintain overall profitability and cash positive operating results supported by a healthy balance sheet.”

Mr. Higginbotham, Chief Executive Officer, and Mr. Bambarger, Chief Financial Officer, will host the Company’s second quarter earnings results conference call on Monday, May 4, 2009, at 11:00 AM EDT. Interested parties are invited to join the call by calling 800-920-9723, ID number 21421850. A replay of the conference call can be heard from 1:00 PM ET Monday, May 4, 2009 through 1:00 PM ET Wednesday, May 6, 2009 by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21421850.

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ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., applies more than 25 years experience to provide integrated technology solutions for SATCOM-interfaced networks. Customers have relied on the Integral Systems family of companies (Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems is listed in Forbes’ Top 200 Small Companies in America for 2008. For more information visit www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

Company Contact: Bill Bambarger Chief Financial Officer Integral Systems, Inc. Phone: 301.731.4233, Ext. 1244	Media Contact: Kathryn Herr Vice President, Marketing and Communications Integral Systems, Inc. Phone: 301.731.4233, Ext. 1104 kherr@integ.com

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